AMENDMENT NO. 1 TO
INVESTMENT SUBADVISORY AGREEMENT

This AMENDMENT NO. 1 TO INVESTMENT SUBADVISORY AGREEMENT (“Amendment”) is made effective as of the 2nd day of October, 2017, by and among AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (the “Advisor”) a Delaware corporation, and NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT, INC. (the “Subadvisor”), a Delaware corporation.

WHEREAS, the Advisor and Subadvisor are parties to an Investment Subadvisory Agreement dated May 8, 2017 (“Agreement”); and

WHEREAS, the Advisor desires to engage the Subadvisor as a subadvisor for the High Income Fund pursuant to the terms of the Agreement, and the Subadvisor desires to accept such engagement;

WHEREAS, the parties desire to add the High Income Fund to the Funds identified on Appendix A to the Agreement;

WHEREAS, the parties now desire and the Board of Trustees of the Funds has determined that it is advisable to modify the Agreement as provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.Appointment. Advisor hereby appoints Subadvisor to provide investment advisory services to the High Income Fund in accordance with the terms of the Agreement. In consideration for the compensation set forth in the Agreement, Subadvisor hereby accepts the appointment and agrees to furnish the Subadvisory Services for the High Income Fund as provided for in the Agreement.

2.Appendix A. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto.

3.Term and Termination. With regard to the High Income Fund, the Effective Date (as such term is used in Section 11 of the Agreement) shall be the date set forth above in this Amendment.

4.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below effective as of the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. By: /s/ David H. Reinmiller Name: David H. Reinmiller Title: Vice President	NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT, INC. By: /s/ David Crall Name: David Crall Title: CIO

APPENDIX A

FUNDS AND APPLICABLE FEES

FUND	APPLICABLE FEE

NT High Income Fund

High Income Fund